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                                                                  EXHIBIT (D)(2)

                                 FIRST AMENDMENT
                                     TO THE
                               AHL SERVICES, INC.
                            1997 STOCK INCENTIVE PLAN


         The 1997 Stock Incentive Plan of AHL Services, Inc. (the "Plan") is hereby amended as follows:

SECTION 3.

         The first sentence of this section shall be amended to read in its entirety as follows:

         "There shall be 3,500,000 shares of Stock reserved for use under this Plan."

SECTION 7.

7.1 GRANT OF OPTIONS TO KEY EMPLOYEES. The first sentence of this section shall be amended to read in its entirety as follows:

         "The Board, or at the Board's discretion, the Committee, acting in its absolute discretion shall have the right to grant Options to Key Employees under this Plan from time to time to purchase shares of Stock and, further, shall have the right to grant new Options in exchange for the cancellation of outstanding Options which have a higher or lower Option Price; provided, however, no Option or Options, individually or collectively, shall be granted in any calendar year to any Key Employee for more than 250,000 shares of Stock."


         IN WITNESS WHEREOF, the undersigned certifies that the Board adopted this Amendment on February 18, 1998.


                                    /s/ Edwin R. Mellett
                                    --------------------------------------------
                                    Edwin R. Mellett
                                    Co-Chief Executive Officer


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